Press Release	Source: YTB International

YTB International, Inc. Announces Removal from OTC Bulletin Board
Thursday June 1, 9:00 am ET

EDWARDSVILLE, IL--(MARKET WIRE)—June 1, 2006 -- YTB International, Inc. (the “Company”) (YTBL.PK) announced today that its common stock has been removed from trading on the OTC Bulletin Board as a result of its annual report on Form 10-KSB for the year ended December 31, 2005 having not yet been filed with the Securities and Exchange Commission (“SEC”). As previously reported on our Current Report on Form 8-K, filed with the SEC on February 7, 2006, the Company is in the process of having its previously-filed SEC annual reports from 2003 and 2004 audited by UHY LLP, the Company's new independently registered public accounting firm. The Company believes that it has made significant progress in this audit process and will be able to file its required reports for the year ended December 31, 2005 and the first quarter of 2006, as well as the amended 2003 and 2004 reports, in the near future, which the Company believes would result in the renewed trading of the Company’s common stock on the OTC Bulletin Board.

ABOUT YTBI: YTB International, Inc. provides Internet-based travel booking services to travel agencies in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on establishing online travel agencies through a nationwide network of independent business people, known as Independent Marketing Representatives, or “IMRs.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions for its online travel agencies (RTAs,) collects travel payments and licensing fees, and processes travel commissions. The RTA sells travel through a personalized Internet-based travel Website. The REZconnect Technologies division builds online reservation systems for suppliers within the travel industry and establishes and maintains travel vendor relationships, books travel transactions.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Companies actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
Contact:
YTB International, Inc.
John Clagg
618-655-9477